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                                   PROMISSORY NOTE


$8,500,000.00                                                       June 1, 1998


     FOR VALUE RECEIVED, on or before December 1, 2014 ("MATURITY DATE"), the undersigned, FIRST COMMAND FINANCIAL CORPORATION ("BORROWER"), promises to pay to the order of INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC. ("LENDER") at its offices in Tarrant County, Texas at P. O. Box 2387, Fort Worth, Texas 76113 the principal amount of EIGHT MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($8,500,000.00) ("TOTAL PRINCIPAL AMOUNT"), or such amount less than the Total Principal Amount which has been advanced to Borrower if the total amount advanced under this Promissory Note ("NOTE") is less than the Total Principal Amount, together with interest on such portion of the Total Principal Amount which has been advanced to Borrower from the date advanced until paid at a fixed rate per annum equal to the lesser of (a) the Maximum Rate (as hereinafter defined) or (b) seven percent (7.0%), calculated on the basis of actual days elapsed in a year consisting of 365 or, in the case of a leap year, 366 days. The term "MAXIMUM RATE," as used herein, shall mean at the particular time in question the maximum rate of interest which, under applicable law, may then be charged on this Note.

     The principal of and all accrued but unpaid interest on this Note shall be due and payable as follows:

     (a) prior to and including December 1, 1999, interest on the unpaid principal balance outstanding on this Note shall be due and payable monthly as it accrues, commencing on July 1, 1998, and continuing monthly thereafter on the first day of each successive month until and including December 1, 1999, but if Borrower is entitled to an advance under the Line of Credit Agreement, Lender will, upon Borrower's request, make an advance under this Note and pursuant to the Line of Credit Agreement in an amount sufficient to pay the accrued interest which is then due and payable on this Note, which advance will be added to the total amount advanced and outstanding under this Note;

     (b) the unpaid principal of and accrued but unpaid interest on this Note shall be due and payable in sixty (60) equal quarter-annual installments each in the amount necessary to amortize the unpaid principal balance of this Note outstanding as of November 30, 1999, in sixty (60) equal quarter-annual payments of principal and interest, such installments commencing on March 1, 2000 and continuing on the first day of each successive March, June, September, and December thereafter; and

     (c) the outstanding principal balance of this Note, together with all accrued but unpaid interest, shall be due and payable on the Maturity Date.


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     During the continuance of any Event of Default, Lender, at its option, may also, if permitted under applicable law, increase the rate of interest that the unpaid principal balance of this Note bears to a yearly rate equal to three percent in excess of the prime rate quoted in the Money Rates section of the WALL STREET JOURNAL, changing each time the prime rate changes, but in no event to exceed the maximum, non-usurious contract rate of interest permitted by applicable law. If that publication of prime rate is discontinued, such rate of interest will be 15% per annum.

     Borrower may from time to time prepay all or any portion of the principal of this Note without premium or penalty. All prepayments of principal will be applied in the inverse order of maturity and will not reduce the amount of obligatory payments unless this Note has been paid in full. Unless otherwise agreed to in writing, or otherwise required by applicable law, payments and prepayments will be applied first to unpaid accrued interest, then to principal, and any remaining amount to any unpaid collection costs; provided, however, that during the continuance of an Event of Default, Lender reserves the right to apply payments among principal, interest, and collection costs at its
discretion.   All payments and prepayments of principal of or interest on this
Note shall be made in lawful money of the United States of America at the address of Lender indicated above, or such other place in Tarrant County, Texas as the holder of this Note shall designate in writing to Borrower. If any payment of principal of or interest on this Note shall become due on a day which is not a Business Day (as hereinafter defined), such payment shall be made on the next succeeding Business Day and any such extension of time shall be included in computing interest in connection with such payment. As used herein, the term "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or any other day on which national banking associations are authorized to be closed.

     This Note has been executed and delivered pursuant to that certain Line of Credit Agreement dated June 1, 1998 by and between Borrower and Lender ("LINE OF CREDIT AGREEMENT"), and is secured by a Deed of Trust, Security Agreement and Assignment of Rents and Leases of even date herewith from Borrower in favor of Robert F. Watson, Trustee for the benefit of Lender, covering certain real property interests located in Tarrant County, Texas, as more particularly described therein.

     This Note, the Line of Credit Agreement, and the Deed of Trust are hereinafter collectively referred to as the "LOAN DOCUMENTS." The holder of this Note is entitled to the benefits and security provided in the Loan Documents.

     Under the Line of Credit Agreement, Borrower may, subject to the terms and conditions thereof, request and obtain advances hereunder from time to time from the date of this Note through and including November 30, 1999, provided that it is understood and agreed that the aggregate principal amount advanced hereunder shall not at any time exceed the Total Principal Amount, nor shall the amount of principal advances (exclusive of those to pay accrued interest) exceed $7,000,000.00, as provided in PARAGRAPH 2 of the Line of Credit Agreement.


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     Borrower agrees that during the continuance of any one or more of the following events of default ("EVENT OF DEFAULT"):

          (a) failure of Borrower to pay any installment of principal of or interest on this Note when due which failure continues for more than ten
     (10) days after Lender has given Borrower written notice thereof (except that Lender will not be obligated to give more than three (3) such notices in any calendar year); or

          (b) the occurrence of any event of default specified in any of the other Loan Documents;

the holder of this Note may, at its option, without further notice or demand,
(i) declare the outstanding principal balance of and accrued but unpaid interest on this Note at once due and payable, (ii) refuse to advance any additional amounts under this Note, (iii) foreclose all liens and security interests securing payment hereof, (iv) pursue any and all other rights, remedies and recourses available to the holder hereof, including but not limited to any such rights, remedies or recourses under the Loan Documents, at law or in equity, or
(v) pursue any combination of the foregoing.

     The failure to exercise the option to accelerate the maturity of this Note or any other right, remedy or recourse available to the holder hereof during the continuance of an Event of Default hereunder shall not constitute a waiver of the right of the holder of this Note to exercise the same at that time or at any subsequent time with respect to such Event of Default if such Event of Default is then continuing or any other Event of Default which is then continuing. The rights, remedies and recourses of the holder hereof, as provided in this Note and in any of the other Loan Documents, shall be cumulative and concurrent and may be pursued separately, successively or together as often as occasion therefore shall arise, at the sole discretion of the holder hereof. The acceptance by the holder hereof of any payment under this Note which is less than the payment in full of all amounts due and payable at the time of such payment shall not (i) constitute a waiver of or impair, reduce, release or extinguish any right, remedy or recourse of the holder hereof, or nullify any prior exercise of any such right, remedy or recourse, or (ii) impair, reduce, release or extinguish the obligations of any party liable under any of the Loan Documents as originally provided herein or therein.

     This Note and all of the other Loan Documents are intended to be performed in accordance with, and only to the extent permitted by, all applicable usury laws. If any provision hereof or of any of the other Loan Documents or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the application of such provision to any other person or circumstance nor the remainder of the instrument in which such provision is contained shall be affected thereby and shall be enforced to the greatest extent permitted by law. It is expressly stipulated and agreed to be the intent of the holder hereof to at all times comply with the usury and other applicable laws now or


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hereafter governing the interest payable on the indebtedness evidenced by this Note. If the applicable law is ever revised, repealed or judicially interpreted so as to render usurious any amount called for under this Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved or received with respect to the indebtedness evidenced by this Note, or if Lender's exercise of the option to accelerate the maturity of this Note, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by law, then it is the express intent of Borrower and Lender that all excess amounts theretofore collected by Lender be credited on the principal balance of this Note (or, if this Note and all other indebtedness arising under or pursuant to the other Loan Documents have been paid in full, refunded to Borrower), and the provisions of this Note and the other Loan Documents immediately be deemed reformed and the amounts thereafter collectable hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid, or agreed to be paid, by Borrower for the use, forbearance, detention, taking, charging, receiving or reserving of the indebtedness of Borrower to Lender under this Note or arising under or pursuant to the other Loan Documents shall, to the maximum extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the usury ceiling from time to time in effect and applicable to such indebtedness for so long as such indebtedness is outstanding. To the extent federal law permits Lender to contract for, charge or receive a greater amount of interest, Lender will rely on federal law instead of the Texas Finance Code, as supplemented by Texas Credit Title, for the purpose of determining the Maximum Rate. Additionally, to the maximum extent permitted by applicable law now or hereafter in effect, Lender may, at its option and from time to time, implement any other method of computing the Maximum Rate under the Texas Finance Code, as supplemented by Texas Credit Title, or under other applicable law, by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

     In no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to this Note. To the extent that Chapter 303 of the Texas Finance Code, is applicable to this Note, the "weekly ceiling" specified in such Chapter 303 is the applicable ceiling; provided that, if any applicable law permits greater interest, the law permitting the greatest interest shall apply.

     If this Note is placed in the hands of an attorney for collection, or is collected in whole or in part by suit or through bankruptcy or other legal proceedings of any kind, Borrower agrees to pay, in addition to all other sums payable hereunder, all reasonable costs and expenses of collection, including but not limited to reasonable attorneys' fees.


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     Except as otherwise provided in this Note or in any of the other Loan
Documents, Borrower and any and all endorsers and guarantors of this Note severally waive presentment for payment, notice of nonpayment, protest, demand, notice of protest, notice of intent to accelerate, notice of acceleration and dishonor, diligence in enforcement and indulgences of every kind and without further notice hereby agree to renewals, extensions, exchanges or releases of collateral, taking of additional collateral, indulgences or partial payments, either before or after maturity.

     All notices, requests, demands or other communications required or permitted to be given by Lender to Borrower pursuant to this Note shall be in writing and given by (i) personal delivery, (ii) expedited delivery service with proof of delivery, or (iii) United States mail, postage prepaid, registered or certified mail, return receipt requested, sent to Borrower at the address set forth on the signature page hereof or to such different address as Borrower shall have designated by written notice sent to Lender at the address to which payments under this Note are to be made and shall be deemed to have been received either, in the case of personal delivery, at the time of personal delivery, in the case of expedited delivery service, as of the date of first attempted delivery on a Business Day at the address and in the manner provided herein, or in the case of mail, two (2) Business Days after deposit in a depository receptacle under the care and custody of the United States Postal Service. Borrower shall have the right to change its address for notice hereunder by notice to Lender of such new address at least ten (10) days prior to the effective date of such new address.

     THIS NOTE HAS BEEN EXECUTED UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, EXCEPT AS SUCH LAWS ARE PREEMPTED BY APPLICABLE FEDERAL LAWS.


                                       BORROWER:
 Borrower's Address:
                                       FIRST COMMAND FINANCIAL
 First Command Financial Corporation   CORPORATION
 4100 South Hulen
 Fort Worth, Texas 76109
 Attention:  Chief Executive Officer   By:    /s/ Lamar C Smith
                                          --------------------------------------
                                       Name:  Lamar C Smith
                                       Title: Chief Executive Officer


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